FOR IMMEDIATE RELEASE

Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166
Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/David Reno/Paul Caminiti
(212) 953-5555                              (212) 687-8080

         PHELPS DODGE ANNOUNCES COMPLETION OF CYPRUS AMAX EXCHANGE OFFER
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      PHOENIX, AZ, October 22, 1999 - Phelps Dodge Corporation (NYSE: PD)
announced today the completion of its offer to exchange $7.61 in cash and 0.2203 Phelps Dodge shares for each share of Cyprus Amax Minerals Company (NYSE: CYM) on a fully prorated basis. The exchange offer expired at 12:00 midnight, New York City time, October 15, 1999.

      Phelps Dodge said that it has been informed by ChaseMellon Shareholder Services, the exchange agent for the offer, that based on a final count, 81,499,599 shares of Cyprus Amax stock were tendered, representing 89.59% of the outstanding shares of Cyprus Amax. Of the 81,499,599 shares tendered, 51,334,022 elected cash, 29,814,800 elected stock and 350,777 made no election. All shares of Cyprus Amax tendered were accepted for exchange by Phelps Dodge according to the terms of the exchange offer.

      Since the cash election was oversubscribed, all Cyprus Amax shareholders requesting stock, as well as all non-electing shareholders, will receive 0.3500 Phelps Dodge shares per Cyprus Amax share. Those shareholders requesting cash will be prorated to receive approximately $13.48878207 in cash and approximately
0.1202 shares of Phelps Dodge common stock per Cyprus Amax share. Phelps Dodge expects to commence distribution of the cash and stock consideration today, October 22, 1999, to Cyprus Amax shareholders who tendered into the exchange offer.

      Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.